Filed Pursuant to Rule 424(b)(7)

Registration No. 333–136451

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED AUGUST 9, 2006

MILLIPORE CORPORATION

$565,000,000 Aggregate Principal Amount of

3.75% Convertible Senior Notes Due 2026

and

Common Stock

Issuable Upon Conversion of the Notes

This prospectus supplement supplements information contained in the prospectus dated August 9, 2006 included within the registration statement filed with the Securities and Exchange Commission on August 9, 2006 covering resales by selling securityholders of our 3.75% Convertible Senior Notes due 2026 and common stock issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus. The terms of the notes and the common stock are set forth in the prospectus.

Investing in the notes and the common stock into which the notes are convertible involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 30, 2006.

Selling Securityholders

The following information supplements and updates the table of selling securityholders contained on pages 61 through 64 of the prospectus. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the prospectus. This information was furnished to us by the selling securityholders listed below on or before August 27, 2006. Because selling securityholders may trade all or some of the notes or shares of common stock listed at any time without notifying us, the table below may not reflect the exact value of notes and shares of common stock held by each selling securityholder on the date of this prospectus supplement. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes or shares of common stock since the date as of which the information in the table is presented.

The information below, which has been prepared based on information furnished to us by or on behalf of the selling securityholders named therein, sets forth, among other things, the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to this prospectus and the numbers of shares of common stock into which those notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

Information about the selling securityholders may change over time, and we may not be made aware of changes in the ownership of our notes or shares of common stock. Any changed information that is provided to us by selling securityholders will be set forth in additional prospectus supplements to the prospectus.

Name	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount (and Percentage) of Notes to be Owned After Completion of the Offering(1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered Hereby(2)	Number of Shares of Common Stock to be Owned After Completion of the Offering(1)	Percentage of Common Stock Outstanding(1)
Allstate Insurance Company (3)	5,000,000	5,000,000	0	15,300	55,243	15,300	*
ALTMA Fund Sicav PLC in Respect of Trinity Sub-Fund	1,172,000	1,172,000	0	0	12,949	0	0
AM International E MAC 63 Ltd	2,598,000	2,598,000	0	0	28,704	0	0
AM Master Fund I, LP	4,869,000	4,869,000	0	0	53,795	0	0
Aristeia International Limited	17,160,000	17,160,000	0	0	189,592	0	0
Aristeia Partners LP	2,340,000	2,340,000	0	0	25,853	0	0
Banc of America Securities LLC (4)	6,420,000	6,420,000	0	0	70,931	0	0
Bear Stearns & Co., Inc. (5)	11,875,000	11,875,000	0	0	131,201	0	0
CBARB, a segregated Account of Geode Capital Master Fund Ltd.	2,000,000	2,000,000	0	0	22,097	0	0
CC Arbitrage, Ltd.	7,500,000	7,500,000	0	0	82,864	0	0
GLG Market Neutral Fund	25,000,000	25,000,000	0	0	276,213	0	0
HFR CA Select Fund	1,300,000	1,300,000	0	0	14,363	0	0
Institutional Benchmarks Series (Master Feeder) Ltd.	1,200,000	1,200,000	0	0	13,258	0	0
JP Morgan Securities Inc.	4,500,000	4,500,000	0	0	49,718	0	0
Lyxor/ AM Investment Fund Ltd.	741,000	741,000	0	0	8,187	0	0
Morgan Stanley Convertible Securities Trust	1,270,000	1,270,000	0	0	14,032	0	0

Name	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount (and Percentage) of Notes to be Owned After Completion of the Offering(1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered Hereby(2)	Number of Shares of Common Stock to be Owned After Completion of the Offering(1)	Percentage of Common Stock Outstanding(1)
San Diego County Employees Retirement Association	2,300,000	2,300,000	0	0	25,412	0	0
Stark Master Fund Ltd.	50,000,000	50,000,000	0	0	552,425	0	0
UBS Securities LLC (4), (6)	13,350,000	13,350,000	0	0	147,497	0	0
Van Kampen Harbor Fund (7)	2,355,000	2,355,000	0	0	26,019	0	0
Zazove Hedged Convertible Fund, L.P.	3,400,000	3,400,000	0	0	37,565	0	0

*	Represents less than 1% of the outstanding common stock of Millipore.
(1)	Assumes the sale of all securities offered hereby (and only the securities offered hereby) on behalf of each holder by each such holder.
(2)	Represents common stock issuable upon conversion of our 3.75% Convertible Senior Notes due 2026 at an initial conversion rate of 11.0485 shares of common stock per $1,000 principal amount of notes (subject to adjustment under certain circumstances).
(3)	Includes shares of common stock held by this securityholder and its affiliates. The Allstate Corporation (“Allstate”), which is a NYSE listed company, is the parent company of Allstate Insurance Company (“AIC”), an Illinois insurance company. AIC is the parent company of Allstate Life Insurance Company (“ALIC”), an Illinois insurance company. ALIC is the parent company of Allstate Life Insurance Company of New York, a New York insurance company. The Allstate Corporation is also the parent company of American Heritage Life Investment Corporation, a Delaware company that is the parent company of American Heritage Life Insurance Company, a Florida insurance company. Agents Pension Plan is a qualified ERISA plan that is maintained for the benefit of certain agents of AIC. BNY Midwest Trust Company, as Trustee for such Plan, holds title to all Plan investments. Allstate disclaims any interest in securities held in such Trust, although the Investment Committee for such Plan consists of AIC officers. Allstate Retirement Plan is a qualified ERISA plan that is maintained for the benefit of certain employees of AIC. BNY Midwest Trust Company, as Trustee for such Plan, holds title to all Plan investments. Allstate disclaims any interest in securities held in such Trust, although the Investment Committee for such Trust consists of AIC officers. Allstate Plans’ Master Trust is a trust for certain Agents Pension Plan and Allstate Retirement Plan investments. BNY Midwest Trust Company, as Trustee for such Trust, holds title to all Trust investments. Allstate disclaims any interest in securities held in such Trust, although the Investment Committee for such Trust consists of AIC officers. AIC is the parent company of Allstate New Jersey Holdings, LLC, a Delaware limited liability company, which is the parent company of Allstate New Jersey Insurance Company, (“ANJIC”), an Illinois insurance company. Allstate Investments, LLC, an affiliate of AIC and ALIC is the investment manager for these entities.
(4)	This selling securityholder was an initial purchaser in the original private placement of the notes in June 2006. However, such selling securityholder has informed us that (i) the notes identified in the table across from such selling securityholder’s name were acquired in the open market, not directly from us, and not in connection with any passive market making or stabilization transactions involving the purchase or distribution of these securities, and (ii) at the time of such selling securityholder’s acquisition of the notes, such selling securityholder had no agreement or understanding, directly or indirectly, to distribute the notes or the shares of common stock issuable upon conversion of the notes.
(5)	Bear Stearns & Co., Inc. has indicated a short position in our common stock of 144,739 shares as of August 23, 2006.
(6)	UBS Securities LLC has indicated a short position in our common stock of 77,514 shares as of August 17, 2006.
(7)	Van Kampen Asset Management, as the investment adviser for this selling securityholder, has discretionary authority over the notes and the shares listed across from such selling securityholder’s name.